Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

April 22, 2008

SIGMA-ALDRICH (NASDAQ: SIAL) RAISES 2008 DILUTED EPS FORECAST BY $.05 TO $2.57-$2.67. REPORTS Q1 2008 DILUTED EPS UP 14.3%; SALES GAIN OF 14.9%.

HIGHLIGHTS:

2008 Results (all percentage comparisons are to comparable periods in 2007):

•

Q1 2008 Sales Set New Quarterly Record: Q1 2008 sales reached a new quarterly high of $569.6 million, an increase of 14.9%, with all four business units also achieving new quarterly sales records and reporting double-digit growth for the quarter. Organic sales growth of 6.5% was enhanced by a currency benefit of 7.6% and a 0.8% contribution from a February 2007 acquisition. Quarterly comparisons and a reconciliation of reported to adjusted sales growth can be found on page 10.

•	Operating And Pretax Margins Remained Strong: Q1 2008 operating and pretax income margins were 22.6% and 21.8%, respectively, largely comparable to Q1 2007 levels.

•

Double-Digit EPS Growth Despite Higher Tax Rates: Q1 2008 diluted EPS increased 14.3% to $.64, including $0.10 from favorable currency rates. A previously communicated tax rate increase resulted in an effective tax rate of 32.1% in Q1 2008 compared to 30.3% for Q1 2007. An explanation of the tax rate difference and a reconciliation of currency adjusted proforma to reported diluted EPS for the quarter can be found on pages 4 and 10, respectively.

•	Cash Flow From Operations Increased: Cash flow from operations for Q1 2008 improved by 2.3% to $89.6 million. Working capital increases largely offset other increases in cash from operations.

Outlook:

•

Sales for full year 2008 are expected to meet the Company’s 7% organic growth goal. Currency benefits could add another 6% to growth, a three percentage point increase from prior expectations, if currency exchange rates remain at March 31, 2008 levels.

•

Currency, our supply chain initiative and other process improvements are expected to provide a modest increase in pretax profit margins for full year 2008 versus the 21.5% pretax margin achieved in 2007.

•

Based on these sales and profit expectations, an effective tax rate ranging from 30% to 32% and other factors, management has raised its estimate for full year 2008 diluted EPS by $.05 to a new range of $2.57 to $2.67, an increase of 9.8% to 14.1% over 2007.

CEO’s STATEMENT:

Commenting on first quarter performance and expectations for the full year of 2008, President and CEO Jai Nagarkatti said: “We are pleased with our strong start in 2008, which built on the momentum gained last year in each of our five key initiatives to drive growth and returns. Our first quarter sales of $569.6 million represent yet another new quarterly high, following achievement of annual sales in excess of $2 billion for the first time in our Company’s history during 2007. And our efforts to expand margins through process improvement activities, while still investing in our future, combined with lower interest costs, resulted in EPS growth in line with sales gains despite a higher effective tax rate.”

Nagarkatti continued, “First quarter achievements for our five key growth initiatives included:

•

Continuing to enhance our customer centric structure, which enabled us to deliver another quarter of strong sales performance. All three of our Research-based business units achieved expected sales growth in excess of targets after factoring in a modest dampening impact of holiday timing differences between 2008 and 2007. Our Research Essentials and Research Specialties units continued the above target growth that they delivered throughout 2007. And Research Biotech is on track to achieve its organic growth goal for all of 2008, with an extra boost in the first quarter from a licensing arrangement. Finally, SAFC, our Fine Chemicals unit, turned in another strong quarterly performance, with organic growth in all product areas and geographic regions, and another increase in its booked orders for future delivery to a new record level;

•

Increasing reported and adjusted sales growth in CAPLA (Canada, Asia Pacific and Latin America) markets by 24.6% and 12.1%, respectively, in Q1 2008, driving our Q1 2008 revenue contribution from these markets to 21% of sales, a one percentage point improvement over results obtained for all of 2007. Reported quarterly sales growth in our primary focus markets of China, India and Brazil ranged from 19% to 55%, as we continued to increase our presence in each of these markets through new sales and inventory stocking initiatives;

•

Increasing web-based sales through our award winning website by 14.0%. E-commerce sales to U.S. Research customers increased by one percentage point to 51% of total U.S. Research sales. Overall web-based sales were 39% of worldwide Q1 2008 Research-based sales;

•

Continuing our commitment to process improvement savings, supporting an expectation of $15 million in pretax benefits in 2008 by delivering in excess of $4.8 million of benefits during the first quarter of 2008 alone. If the adverse impact of higher currency rates on operating costs outside the U.S. is excluded, these results were even more robust at $6.8 million; and

•

Adding and successfully integrating new capabilities in both our Research Biotech and SAFC business units. We expanded our effort on technology transfers in preparation for launching new products and building a pipeline of orders for future delivery in Research Biotech through our partnership with Sangamo Biosciences, a leader in zinc finger protein technology. In SAFC, the ongoing integration of our 2007 acquisitions of Epichem and Molecular Medicine Biosciences continued to go well.”

Nagarkatti concluded, “We expect our positive momentum to carry through to the remaining quarters of 2008, enabling us to meet our 7% organic sales growth goal and generate modest margin expansion. I’m confident about our ability to deliver both our targeted sales growth and our increased EPS forecast of $2.57 to $2.67 for the year.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2007):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 10. The quarterly sales data by business unit for 2007 presented on page 10 reflects reclassifications to conform to the 2008 classification that reflects transfers of certain products between business units to better align the selling effort for those products with their primary customers.

Reported sales increased 14.9% for the first quarter of 2008 to a new quarterly record of $569.6 million. First quarter organic sales growth, excluding currency benefits and a contribution from the February 2007 acquisition of Epichem, was 6.5%. Each of the Research-based business units (Research Specialties, Research Essentials and Research Biotech) experienced a modest dampening impact on Q1 growth, estimated to be approximately one percentage point, from the earlier timing of the Easter holiday in 2008 compared to 2007, which should reverse naturally in Q2. Other highlights for our four business units included:

Research Specialties (Reported growth- Q1: 13.9%; Organic growth- Q1: 5.8%): This unit continued its exceptional performance in Q1 2008 with run rate growth (adjusting for the estimated dampening impact from the holiday timing on organic growth) exceeding its 6% long-term organic growth target for the seventh consecutive quarter. Continued strong growth in CAPLA markets supported by higher inventory levels and new in-country supplier relationships was coupled with improved demand in the academic sector in the U.S. and another quarter of strong demand for analytical and lab equipment products.

Research Essentials (Reported growth- Q1: 10.8%; Organic growth- Q1: 3.3%): Q1 2008 organic sales growth exceeded expectations (after reflecting the estimated holiday impact), with an increase in sales to academic accounts in the U.S. and CAPLA markets and improved sales of research-based cell culture products. Cell culture sales benefited from an increased focus on this product group by local sales teams, the availability of new products as part of a program to add new cell culture products during 2008 and efforts to bundle this unit’s products with related Research Biotech products.

Research Biotech (Reported growth- Q1: 16.7%; Organic growth- Q1: 9.1%): Driven by continued stronger spending by academic customers that enhanced sales growth for molecular biology products, Q1 2008 sales growth also benefited from licensing revenue from the settlement of a dispute. Expansion of the content of our antibody products enhanced sales of our cell signaling products. The addition of sales specialists in 2007 and again in Q1 2008 to build on successful “white coat selling” efforts also helped drive sales increases. Pricing and demand for synthetic DNA products remained consistent with that experienced in recent quarters, reducing the adverse impact on overall sales growth that DNA products caused in 2007.

SAFC (Reported growth- Q1: 18.2%; Organic growth- Q1: 8.4%): After achieving record sales of $155.3 million in Q4 2007, sales in Q1 2008 continued strong, setting a new quarterly sales record of $157.5 million. Hitech products, including sales from Epichem (acquired February 2007), helped SAFC drive strong growth with commercial and industrial customers in European and CAPLA markets. Strong demand from pharmaceutical customers in the U.S. continued, with improved demand from Biotech customers worldwide enhancing overall growth. Demand for industrial cell culture products improved slightly in Q1 2008, contributing to the improved results, reflecting the traditionally variable quarterly performance from this product group. After increasing by 31% in 2007, booked orders for future delivery for all SAFC products increased by another 7% from year-end 2007 levels to another all time high.

INCOME ANALYSIS:

A reconciliation of currency adjusted proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 10.

Reported diluted EPS for 2008’s first quarter of $.64, which includes a $.10 benefit from currency exchange rates partially offset by approximately $.02 due to a higher effective tax rate, increased 14.3% over the $.56 reported for 2007’s first quarter.

Gross profit, S,G&A expenses and operating and pretax income, all expressed as a percentage of sales, and the effective tax rate (income tax expense expressed as a percentage of pretax income), for the first quarters of 2008 and 2007, were as follows:

	2008	2007
Gross profit	51.3%	51.3%
S,G&A expenses	25.9%	25.6%
Operating income	22.6%	22.9%
Pretax income	21.8%	21.7%

Effective tax rate	32.1%	30.3%

Operating and pretax income margins for Q1 2008 remained in line with those for Q1 2007, as expected. The comparable gross profit margins in Q1 2008 and Q1 2007 resulted largely from the net effect of positive currency benefits offset by the anticipated impact of the February 2007 acquisition of Epichem and its higher cost levels relative to our base business and from costs to ramp up production levels to support higher current and expected sales growth levels that began in the second half of 2007. The modest overall increase in S,G&A expense levels was more than compensated for by a decline in interest expense due to both lower borrowings and reduced interest rates, producing a modest increase in pretax profit margins.

The higher effective tax rate for Q1 2008 compared to the same period in 2007 reflects a higher level of net international taxes and the absence of U.S. R&D tax credits in 2008, partially offset by an increase in our U.S. manufacturing deduction.

OUTLOOK:

2008 Expectations: Ongoing implementation of programs already in place to support our five key strategic initiatives is expected to enable the Company to meet its 7% long-term organic growth goal for 2008. Currency benefits could add 6% to this organic growth if currency exchange rates remain at March 31, 2008 levels. The carryover benefit in Q1 2008 from the February 2007 Epichem acquisition will make an additional modest contribution to 2008 growth.

The net transfer of products between our business units (noted at the top of page 3) to better align the selling effort for these products with their primary customers did not change the growth goals for these business units. Research Essentials is expected to meet its long-term organic sales growth goal of 4%. With a sales growth expectation of 4% to 5% in a market that is believed to be growing at approximately 2%, this unit plans to continue to take advantage of opportunities in CAPLA markets with increased service and by bundling its products with those offered by the other two research-based units. Research Specialties plans to continue the activities that have driven its growth at above target levels over the past seven quarters, with an expectation of organic sales growth consistent with its previously communicated sales growth of 7% to 8% for the year, as it remains well ahead of its 6%

long-term goal. With a strong first quarter in 2008, which built on improved performance during the second half of 2007, Research Biotech is expected to continue its momentum and achieve its 7% to 8% organic growth forecast for 2008. This unit should continue to benefit from the increased sales efforts launched in 2007 supplemented by even more innovative new products from internal efforts and collaborations, more content to web-based data to improve customers’ search experiences and expanded “white coat selling” in which additional sales staff and new seminars improve awareness of both product offerings and their comparative performance in the laboratory.

After achieving record sales levels in several of our most recent quarters, SAFC is expected to have another strong year in the 8% to 9% organic sales growth range. A carryover benefit in Q1 2008 from the February 2007 acquisition of Epichem, an innovator in developing and supplying high performance semiconductor materials, is expected to add modestly to organic growth. Anticipated results from the Q2 2007 addition of Molecular Medicine Biosciences, which has been integrated into SAFC, are included in overall forecasts.

Ongoing efforts to identify and pursue additional desirable acquisition candidates may further enhance growth in 2008 as we continue to seek to add as much as 3% in overall additional annual revenue growth through acquisition of strategically important products, services, platform technologies, businesses and facilities.

Based on our Q1 2008 results, the sales expectations described above, currency rates remaining at March 31, 2008 levels, the expected pretax income margin and tax rate described below and other expectations for our business, we have raised our forecast for diluted earnings per share for 2008 by $.05 to a new range of $2.57-$2.67, a 9.8% to 14.1% increase over 2007’s $2.34. Pretax income margins for the full year are expected to improve from the 21.5% achieved in 2007 as the result of modest contributions from the Company’s supply chain initiative and other margin improvement initiatives. A higher forecasted effective tax rate in the range of 30% to 32% of pretax income for all of 2008 will likely offset pretax margin improvements. The effective tax rate for 2008 is expected to increase due to a higher net international tax level versus 2007 and the expiration of the U.S. R&D tax credit. Reinstatement of the U.S. R&D tax credit by the U.S. Congress and/or other known tax reduction activities could drive the tax rate for 2008 from our higher Q1 2008 level to the mid-point or lower end of the range. Variations to our forecast tax rate and forecast diluted EPS for 2008 are also possible due in part to changes in the status of tax uncertainties pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Additional modest share repurchase activity may also benefit EPS growth.

Supply Chain Initiative: The Company’s previously announced supply chain project is an ambitious five-year project that is expected to improve service and enable us to expand margins through eight separate but complementary supply chain initiatives focused on improving how we procure goods and services, manage inventory and execute other supply chain activities that are key to our customer centric approach. While the project commenced in 2007 and management expects it to be mildly accretive to profitability in 2008, management does not expect significant annual pretax income benefits to result until 2009. Estimated annual benefits of $10 to $15 million, as early as 2009, are expected to increase in roughly ratable amounts to between $35 and $45 million annually by 2012. Based on current shares outstanding, this could increase diluted earnings per share by $.05 to $.08 in 2009, increasing to $.19 to $.24 by 2012, and improve pretax and operating margins by as much as 150 basis points when the full benefits of the project are realized. These benefits are above and beyond our current expectations to continue to generate $15 million in annual pretax savings from process improvements, with the majority of these $15 million in savings expected to be reinvested to support achieving revenue growth targets just as they have been historically.

OTHER INFORMATION:

Return On Equity: Our ROE at March 31, 2008 was 20.2%, continuing to exceed our 20% goal.

Share Repurchase: Another 0.9 million shares were acquired during Q1 2008 at an average price of $54.43 per share. Since beginning the program in late 1999, 84.9 million shares have been acquired at an average purchase price of $20.81 per share. There were 128.9 million shares outstanding at March 31, 2008. The Company expects to repurchase 5.1 million more shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations for the first quarter of 2008 compared to 2007 increased by $2.0 million to $89.6 million. This cash flow and cash on hand enabled us to fund $47.3 million for share repurchases, repay $40.0 million of debt, pay $19.3 million for property and equipment additions and return $16.7 million to shareholders through a 13% increase in the quarterly dividend. We expect to continue to have adequate cash and borrowing capacity to fund all anticipated requirements for operations and acquisitions over the remainder of 2008.

Short-term borrowings were $304.4 million at a weighted average interest rate of 2.8% and long-term debt was $200.1 million at a weighted average interest rate of 6.4% at March 31, 2008. Our debt to capital ratio at March 31, 2008 was 22.7%.

Accounts receivable days sales outstanding at March 31, 2008 were 53 days, with the increase from 50 days at both March 31, 2007 and December 31, 2007 due primarily to the impact of quarter-end currency rates on accounts receivable balances and a temporary increase related to the timing of customer payments. Inventory months on hand were 7.5 months at March 31, 2008 compared to a 7.3 month level at year-end 2007.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,900 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2008 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2008. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales, income and process improvement savings amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and the sales benefit from acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Income Analysis”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10- Income Taxes- to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2007, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, and (12) the outcome of the matters described in Note 11—Contingent Liabilities and Commitments—to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2007. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2007. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31,
	2008	2007
Net sales	$569.6	$495.9
Cost of products sold	277.4	241.5

Gross profit	292.2	254.4
Selling, general and administrative expenses	147.7	126.9
Research and development expenses	15.9	14.1
Interest, net	4.2	5.9

Income before income taxes	124.4	107.5
Provision for income taxes	39.9	32.6

Net income	$84.5	$74.9

Net income per share - Basic	$0.65	$0.57

Net income per share - Diluted	$0.64	$0.56

Weighted average number of shares outstanding - Basic	129.2	131.8

Weighted average number of shares outstanding - Diluted	131.9	134.0

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$226.4	$237.6
Accounts receivable, net	333.7	276.3
Inventories	689.9	653.6
Deferred taxes	67.8	57.7
Other current assets	61.9	57.3

Total current assets	1,379.7	1,282.5

Property, plant and equipment, net	691.9	681.5
Goodwill, net	425.3	420.3
Intangibles, net	134.0	136.9
Other assets	112.0	107.9

Total assets	$2,742.9	$2,629.1

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$304.4	$331.3
Accounts payable	120.1	131.0
Accrued payroll and payroll taxes	48.0	55.0
Accrued income taxes	86.2	47.1
Other accrued expenses	77.4	70.6

Total current liabilities	636.1	635.0

Long-term debt	200.1	207.0
Deferred post-retirement benefits	36.9	36.9
Deferred taxes	48.9	42.3
Other liabilities	102.1	91.3

Total liabilities	1,024.1	1,012.5

Stockholders' equity:
Common stock	201.8	201.8
Capital in excess of par value	116.7	109.7
Common stock in treasury	(1,571.7)	(1,534.1)
Retained earnings	2,746.7	2,679.3
Accumulated other comprehensive income	225.3	159.9

Total stockholders' equity	1,718.8	1,616.6

Total liabilities and stockholders' equity	$2,742.9	$2,629.1

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$84.5	$74.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25.3	23.9
Deferred income taxes	(7.3)	(34.0)
Stock-based compensation expense	6.0	5.0
Other	0.6	3.5
Changes in assets and liabilities:
Increase in accounts receivable	(42.7)	(33.9)
Increase in inventories	(9.4)	(7.0)
Increase in accrued income taxes	36.7	48.3
Other	(4.1)	6.9

Net cash provided by operating activities	89.6	87.6

Cash flows from investing activities:
Property, plant, and equipment additions	(19.3)	(20.1)
Proceeds from sale of property, plant and equipment	—	0.8
Acquisitions of businesses, net of cash acquired	—	(45.0)
Other, net	1.1	(1.1)

Net cash used in investing activities	(18.2)	(65.4)

Cash flows from financing activities:
Net issuance of short-term debt	50.0	41.2
Repayment of long-term debt	(90.0)	(18.0)
Payment of dividends	(16.7)	(15.1)
Treasury stock purchases	(47.3)	(41.7)
Exercise of stock options	9.3	7.6
Excess tax benefits from stock-based payments	3.1	1.6

Net cash used in financing activities	(91.6)	(24.4)

Effect of exchange rate changes on cash	9.0	1.2

Net change in cash and cash equivalents	(11.2)	(1.0)
Cash and cash equivalents at January 1	237.6	173.8

Cash and cash equivalents at March 31	$226.4	$172.8

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended March 31, 2008
	Reported	Currency Benefit	Acquisition	Adjusted (Organic)
Research Essentials	10.8%	7.5%	—%	3.3%
Research Specialties	13.9%	8.1%	—%	5.8%
Research Biotech	16.7%	7.6%	—%	9.1%
SAFC	18.2%	6.9%	2.9%	8.4%
Total	14.9%	7.6%	0.8%	6.5%

Business Unit Sales

(in millions)

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Total 2007
Research Essentials	$99.4	$96.4	$95.6	$99.3	$390.7
Research Specialties	187.3	183.7	184.6	197.9	753.5
Research Biotech	76.0	73.5	72.9	79.6	302.0
SAFC	133.2	153.9	150.1	155.3	592.5

Total Customer Sales	$495.9	$507.5	$503.2	$532.1	$2,038.7

	First Quarter 2008
Research Essentials	$110.1
Research Specialties	213.3
Research Biotech	88.7
SAFC	157.5

Total Customer Sales	$569.6

NOTE:	2007 Business Unit sales data reflects reclassifications to conform to the 2008 classification that reflects transfers of certain products between business units to better align the selling effort for those products with their primary customers.

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended March 31,		Three Months Ended March 31,
	2008	2007	2008	2007
Proforma net income before currency benefit	$71.1	$74.9	$0.54	$0.56

Currency benefit	13.4	—	0.10	$—

Total reported net income	$84.5	$74.9	$0.64	$0.56